Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK

The following information describes our Class A common stock and Class B common stock and preferred stock, as well as options to purchase our common stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Since this description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this exhibit, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of Delaware law.

Our amended and restated certificate of incorporation authorizes capital stock consisting of 3,000,000,000 shares of Class A common stock, par value $0.00001 per share, 350,000,000 shares of Class B common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

We have two series of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our Class A common stock. Until the final conversion of all outstanding shares of Class B common stock pursuant to the terms of the amended and restated certificate of incorporation, or the Final Conversion Date, any issuance of additional shares of Class B common stock requires the approval of a majority of the outstanding shares of Class B common stock. After the Final Conversion Date, additional shares of Class B common stock may not be issued.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held as of the applicable record date for the determination of stockholders entitled to vote on all matters submitted to a vote of stockholders, and holders of our Class B common stock are entitled to twenty votes for each share of Class B common stock held as of the applicable record date for the determination of stockholders entitled to vote on all matters submitted to a vote of stockholders, in each case, including the election of directors. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation.

Under our amended and restated certificate of incorporation, approval of the holders of at least a majority of the outstanding shares of our Class A common stock and at least a majority of the outstanding shares of our Class B common stock, each voting as a separate series, is required in order for the Class A common stock and the Class B common stock to be treated differently with respect to, among other things, dividends, distributions and the consideration paid or distributed to stockholders in a change of control. The amended and restated certificate of incorporation also includes protective provisions that require a separate series vote of the Class A common stock or Class B common stock in certain circumstances. In addition, Delaware law could require either holders of our Class A common stock or our Class B common stock to vote as a separate series in the following circumstance:

•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of the Class A common stock or Class B common stock in an adverse manner but does not adversely affect the entire class of common stock, then the adversely affected Class A common stock or Class B common stock would be required to vote separately to approve the proposed amendment.

Our stockholders do not have cumulative voting rights. Because of this, except as otherwise required by law, our amended and restated certificate of incorporation or our amended and restated bylaws, a plurality of the voting power of our capital stock present or represented at a meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively on the subject matter shall be the act of the stockholders, except as otherwise provided by law, our amended and restated certificate of incorporation, our amended and restated bylaws, or the rules of any applicable stock exchange on which the Company’s securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, our amended and restated certificate of incorporation, our amended and restated bylaws, or the rules of any applicable stock exchange on which the Company’s securities are listed.

Dividends

Subject to any prior rights of any then-outstanding classes or series of stock having prior rights as to dividends, holders of our common stock are entitled to receive dividends, when, as, and if declared from time to time by our board of directors out of legally available funds.

Liquidation

Subject to certain limited exceptions set forth in our amended and restated certificate of incorporation, in the event of a Liquidation Event (as defined in our amended and restated certificate of incorporation) in connection with which the board of directors has determined to effect a distribution of assets of the Company to any holder or holders of common stock, then, subject to the rights of any preferred stock that may then be outstanding, the assets legally available for distribution to stockholders (including after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock, if applicable) shall be distributed on an equal priority, pro rata basis to the holders of common stock, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a series.

Rights and Preferences

Holders of our common stock have no preemptive, subscription, or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and powers of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our issued and outstanding shares of common stock are fully paid and nonassessable.

Conversion of Class B Common Stock

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Future transfers by holders of shares of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, including but not limited to, certain transfers effected for estate planning purposes and transfers among certain family members and affiliates.

All the outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock upon the earliest of (i) the date fixed by the board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the closing date of the initial sale of shares of Class A common stock in the initial public offering that the number of outstanding shares of Class B Common Stock is less than five percent (5%) of the total outstanding shares of capital stock of the Company, (ii) 5:00 p.m. Eastern Time on the date that is seven (7) years after the closing date of the initial sale of shares of Class A common stock in the initial public offering, (iii) the date fixed by the board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the closing date of the initial sale of shares of Class A common stock in the initial public offering that Bryan Leach is no longer providing services to the Company as an officer, director, employee, or consultant, and (iv) the date of the death or Disability (as defined in our amended and restated certificate of incorporation) of Mr. Leach.

Pursuant to the Equity Exchange Right Agreement entered into between us and Mr. Leach, our Founder, Chief Executive Officer and President, Mr. Leach has a right (but not an obligation) to exchange any shares of Class A common stock received as a result of the exercise, vesting, and/or settlement of options to purchase shares of Class A common stock and/or restricted stock units covering shares of Class A common stock, in each case, outstanding immediately prior to the effectiveness of the amended and restated certificate of incorporation for a number of shares of Class B common stock of equivalent value, or the Equity Award Exchange Right. The Equity Award Exchange Right applies only to equity awards granted to Mr. Leach prior to the effectiveness of the filing of our amended and restated certificate of incorporation.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders (except that the approval of a majority of the outstanding shares of Class B common stock voting as a separate series is required for the issuance of any shares of capital stock having the right to more than one vote per share), to issue up to 100,000,000 shares of preferred stock in one or more series, to establish the number of shares constituting any series and to fix the designation, powers, rights and preferences thereof, and the qualifications, limitations and restrictions thereof. These powers, rights and preferences could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, and sinking fund terms, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Common Stock Warrant

On May 17, 2021, the Company issued the Walmart Warrant (Walmart Warrant) in connection with a multi-year strategic relationship that makes Ibotta the exclusive provider of digital item-level rebate offer content for Walmart U.S. (Commercial Agreement).

Pursuant to the terms of the Walmart Warrant, Walmart has the right to purchase up to 3,528,577 shares of the Company’s Class A common stock, subject to a non-discretionary anti-dilution provision, at an exercise price of $70.12, subject to decreases as a result of the initial public offering and in the event of a change in control, a direct listing, or a special purpose acquisition company transaction (i.e., liquidity event), if certain pricing thresholds are not met. In accordance with the non-discretionary anti-dilution provision, prior to the consummation of the Company’s initial public offering, the number of shares exercisable increased by an amount equal to 12.4% of the total increase of the Company’s fully diluted capitalization since issuance. The Walmart Warrant shares increased by 592,457 shares to a new total of 4,121,034 shares.

Vesting of the Walmart Warrant is subject to certain conditions, including the achievement of certain milestones and satisfaction of obligations of both parties, or (with respect to 1,648,413 of such shares after the anti-dilution adjustment) the passage of time after the achievement of certain milestones, subject to acceleration if certain operating goals are achieved. Failure to satisfy these conditions or termination of the Commercial Agreement would result in a decrease in the number of shares vesting under the Walmart Warrant. The Walmart Warrant expires, and any vested warrants are no longer exercisable, effective May 17, 2031, or May 17, 2028, in certain cases if the Commercial Agreement is no longer in effect.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions provided for in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders (except that the approval of a majority of the outstanding shares of Class B common stock voting as a separate series is required for the issuance of any shares of capital stock having the right to more than one vote per share), shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences, and rights, if any, and any qualifications, limitations, or restrictions, of the shares of such series.

Classified Board

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, designated Class I, Class II and Class III. Each class to be an equal number of directors, as nearly as practicable, consisting of one-third of the total number of directors constituting the entire board of directors. The term of initial Class I directors will terminate on the date of the 2025 annual meeting, the term of the initial Class II directors will terminate on the date of the 2026 annual meeting, and the term of the initial Class III directors will terminate on the date of the 2027 annual meeting. At each annual meeting of stockholders beginning in 2025, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Our amended and restated certificate of incorporation provides that from and after the Voting Threshold Date (as defined in our amended and restated certificate of incorporation) and for so long as the board of directors is classified, stockholders may only remove a director for cause.

Director Vacancies

Our amended and restated certificate of incorporation authorizes only our board of directors to fill vacant directorships or other unfilled board seats, subject to the terms of any series of preferred stock.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to the terms of any series of preferred stock, special meetings of the stockholders may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships on our board of directors, by the chairperson of our board of directors, by our chief executive officer, or by our president, and may not be called by any other person or by the stockholders.

Advance Notice Procedures for Director Nominations and Proposals of Business

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders or to propose business at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely with respect to an annual meeting, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices no earlier than 120 and no later than 90 days before the day of the first anniversary of the preceding year’s annual meeting of stockholders. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (Exchange Act) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, from and after the Voting Threshold Date (as defined in our amended and restated certificate of incorporation), any action to be taken by the stockholders must be affected at a duly called annual or special meeting of stockholders and may not be affected by written consent. Prior to the Voting Threshold Date, any action to be taken by the stockholders may be taken by written consent only if the action is first recommended or approved by the board of directors.

Amending our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the Delaware General Corporation Law (DGCL), provided, however, that, notwithstanding any other provision of our amended and restated certificate of incorporation or any provision of law that might otherwise permit a lesser vote and in addition to any vote of the holders of any class or series of the stock of the Company required by law or by our amended and restated certificate of incorporation, the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board (as defined in the amended and restated certificate of incorporation) and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company entitled to vote thereon, voting together as a single class, is required for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation. Our amended and restated bylaws may be adopted, amended, altered, or repealed by stockholders entitled to vote, except that to alter, amend, repeal, or adopt of any bylaw inconsistent with, certain bylaw provisions, will require the affirmative vote of the holders of at least 66 2/3% of the total voting power of our outstanding voting securities, voting together as a single class. Additionally, our amended and restated certificate of incorporation provides that our bylaws may be adopted, amended, altered, or repealed by the board of directors.

Authorized but Unissued Shares

Except as required by the listing standards of the New York Stock Exchange, our authorized but unissued shares of Class A common stock and preferred stock is available for future issuances without stockholder approval, except that the approval of a majority of the outstanding shares of Class B common stock voting as a separate series is required for the issuance of any shares of capital stock having the right to more than one vote per share, and our authorized but unissued shares of Class B common stock may be available for future issuances if such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock. Such future issuance could be used for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock, Class B common stock, and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Jurisdiction

Our amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the exclusive forum for:

•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, stockholders, or other employees to us or our stockholders;
•any action asserting a claim arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; and
•any action asserting a claim that is governed by the internal-affairs doctrine,

except for, as to each bullet above, any claim as to which there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination). Any person or entity purchasing, holding, or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these bylaw provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. If a court were to find this exclusive forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. Our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended against any person in connection with any offering of the Company’s securities.

Business Combinations with Interested Stockholders

We are governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

Indemnification
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, subject to certain exceptions, we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, certain officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Director and Officer Exculpation

Our amended and restated certificate of incorporation eliminates personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer of the Company, to the fullest extent permitted by Delaware law. The limitation on liability of directors and officers and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. See the section titled “Limitation of Liability and Indemnification of Directors and Officers” for more information.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “IBTA.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, 23nd Floor, New York, NY 10043.